EXHIBIT 3.1
EX-3.(I) ARTICLES OF INCORPORATION

                            ARTICLES OF INCORPORATION
                                   AS AMENDED

The undersigned incorporator, for the purpose of forming a corporation under the Florida Business Corporation Act, hereby adopts the following Articles of incorporation.

ARTICLE I CORPORATE NAME

The name of the corporation is Certified Water Systems, Inc.

ARTICLE II PURPOSE

The Corporation shall be organized for any and all purposes authorized under the laws of the state of Florida.

ARTICLE III PERIOD OF EXISTENCE

The period during which the Corporation shall continue perpetual.

ARTICLE IV SHARES

The capital stock of this Corporation shall consist of 60,000,000 shares of common stock, $.001 par value and 20,000,000 share of preferred stock at $.010

ARTICLE V PLACE OF BUSINESS

The initial address of the principal place of business of this Corporation in the State of Florida shall be 105 Concord Drive, Suite 101, Casselberry, Florida 32707. The Board of Directors may at any time move the principal office.

ARTICLE VI DIRECTOR AND OFFICERS

The business of this Corporation shall be managed by its Board of Directors. The number of such Directors shall not be less than two (2) and, subject to such minimum may be increased or decreased from time to time in the manner provided in the By Laws.

The number or person constituting the initial Board of Directors shall be (2). The Board of Directors shall be elected by the Stockholders of the Corporation at such time and in such manner as provided in the By Laws. The name and addresses of the initial Board of Directors and officers are as follows:

Richard Brace President/Director
105 Concord Drive, Suite 101
Casselberry, Florida 32707

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ARTICLE VII DENIAL OF PREEMPTIVE RIGHTS

No shareholder shall have any right to acquire shares or other securities of the Corporation except to the extent to such right may be granted by an amendment to these Articles of Incorporation or by a resolution of the Board of Directors.

ARTICLE VIII AMENDMENT OF BY LAWS

Anything in these Articles of Incorporation, the By Laws, or the Florida Corporation Act notwithstanding, by laws not be adopted, modified, amended or repealed by the shareholders of the Corporation except upon the affirmative vote of simple majority vote of the holders of all the issued and outstanding shares of the corporation entitled to vote thereon.

ARTICLE IX SHAREHOLDERS

         Inspection of Books - The Board of Directors shall make the reasonable rules to determine at what times and place and under what conditions the books of the Corporation shall be open to inspection by shareholders or a duly appointed representative of a shareholder.

         Control Share Acquisition - The provisions relating to any control share acquisition as contained in Florida Statutes now, or hereinafter amended, and any successor provision shall not be applied to the Corporation.

         Quorum - The holders of shares entitled to one-third of the votes at a meeting of shareholders shall constitute a quorum.

         Required Vote - Acts of shareholders shall require the approval of the holders of 50.01% of the outstanding votes of shareholders.

ARTICLE X LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. In addition, the Corporation shall have the power, in its By Laws or in any resolution of its stockholders or directors, to undertake to indemnify the officers and directors of this Corporation against any contingency or peril as may be determined to be in the best interest of this Corporation, and in conjunction therewith to procure, at this corporations expense, policies of insurance.

ARTICLE XI CONTRACTS

No contracts or other transaction between this corporation and any person, firm or corporation shall be affected by the fact that any officer or director of this corporation is such other party or is, or at some time in the future becomes, an officer, director or partner of such other contracting party, or has now or hereafter a direct or indirect interest in such contract.

ARTICLE XII RESIDENT AGENT

The name and address of the initial resident agent of this corporations is:

Richard Brace
105 Concord Drive, Suite 101
Casselberry, Florida 32707

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ARTICLE XIII INCORPORATOR

The name and address of the person signing these Articles of Incorporation as incorporator is:

/s/ January 17, 2003 Signature/Incorporator Date and as amended September 15, 2003 Richard Brace

Having been named as registered agent and to accept service of process for the above stated corporation at the place designated in this certificate, I hereby accept the appointment as registered agent and agree to act in this capacity. I further agree to comply with the provisions of all statues relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent.

/s/ Registered agent

Date July 17, 2003 and September 15, 2003


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